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                                                                     Exhibit 5.1

                               MORRISON & FOERSTER LLP
                                Palo Alto, California


                                   October 7, 1997




BEA Systems, Inc.
385 Moffett Park Drive, Suite 105
Sunnyvale, CA  94084

Gentlemen:

    At your request, we have examined the Registration Statement on Form S-8 executed by you on October 7, 1997, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 14,700,000 shares of your common stock, $.001 par value (the "Common Stock") which will be issuable under the 1995 Flexible Stock Incentive Plan and 1997 Stock Incentive Plan (the "Plans").

    As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the shares of Common Stock under the Plan (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

    Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable shares of Common Stock.

    We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,
                                       /s/ Morrison & Foerster LLP


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